UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2008

NORTH CENTRAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Iowa	0-27672	42-1449849
(State of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

825 Central Avenue
Fort Dodge, Iowa 50501
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 576-7531

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that the FHFA was putting Fannie Mae and Freddie Mac under conservatorship, eliminating dividend payments on Fannie Mae and Freddie Mac common and preferred stock and giving management control to their regulator, the FHFA. The U.S. government’s actions will adversely impact the value of the investments by North Central Bancshares, Inc. (the “Company”) in perpetual preferred stock of Fannie Mae and Freddie Mac

As of June 30, 2008, the Company held five securities of perpetual preferred stock, issued by Fannie Mae and Freddie Mac, with an aggregate fair market value of $4,157,000 (after a non cash other-than-temporary impairment charge of $1,665,000 in the second quarter of 2008). The estimated fair market value of these available-for-sale securities has declined significantly from June 30, 2008. It is unclear when and if the value of the investments will improve. Given the above developments, the Company expects to record a non-cash other-than-temporary impairment charge on these securities for the quarter ending September 30, 2008. The Company also expects that based on its analysis of its deferred federal income tax position on June 30, 2008, it will not receive a tax benefit to materially offset any other-than-temporary impairment loss recorded for the period ending September 30, 2008. The estimated fair market value of these securities as of September 8, 2008 was $479,000. The Company expects to remain “well-capitalized” under regulatory standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH CENTRAL BANCSHARES, INC.

Date: September 9, 2008	By:	/s/ David M. Bradley
David M. Bradley
Chairman, President and Chief Executive Officer